Exhibit 10.17

AMENDED AND RESTATED LOAN AGREEMENT

Wells Fargo Bank, N.A.

Philadelphia, Pennsylvania  19109

(Hereinafter referred to as the “Bank”)

Lannett Company, Inc.

13200 Townsend Road

Philadelphia, Pennsylvania  19154

(Hereinafter referred to as “LCI”)

Lannett Holdings, Inc.

103 Foulk Road, Suite 202

Wilmington, DE  19803

(Hereinafter referred to as “Holdings”)

Cody Laboratories, Inc.

601 Yellowstone Avenue

Cody, Wyoming

(Hereinafter referred to as “Cody”

and collectively with LCI and Holdings, “Borrower”)

This AMENDED AND RESTATED LOAN AGREEMENT (the “Agreement”) is entered into this 29th day of April, 2011, effective as of March 31, 2011, between WELLS FARGO BANK, NATIONAL ASSOCIATION (successor in interest to Wachovia Bank, National Association) (“Bank”), with a place of business located at 123 South Broad Street, Philadelphia, PA 19109 and LANNETT COMPANY, INC., a Delaware corporation, LANNETT HOLDINGS, INC., a Delaware corporation and CODY LABORATORIES, INC., a Wyoming corporation (individually and collectively, the “Borrower”), each with its chief executive office located at 13200 Townsend Road, Philadelphia, PA 19154.

BACKGROUND

Lannett and the Bank entered into a Loan Agreement dated February 28, 2003 (the “Original Agreement”), pursuant to which the Bank made available to Lannett Company, Inc. a line of credit facility.

Lannett has requested from the Bank two additional credit facilities and the Bank has agreed to enter into those additional facilities provided that Holdings and Cody becomes parties to this Agreement, subject to the limitations set forth in Section 15 with respect to Cody.  Holdings is a subsidiary  of Lannett and will benefit from the Loans.  Cody is an affiliate of Lannett and will benefit from the Loans.

The parties agreed to enter into this Agreement which amends and restates in its entirety that certain Original Agreement.

AGREEMENT

Relying upon the covenants, agreements, representations and warranties contained in this Agreement, Bank is willing to extend credit to Borrower upon the terms and subject to the conditions set forth herein, and Bank and Borrower agree as follows:

1.                 DEFINITIONS.  In addition to the terms other wise defined herein, the following terms shall have the following definitions when used in this Agreement and the other Loan Documents:

(a)      Advance or Advances.  The term “Advances” when used collectively, and “Advance” when used individually, refers to the advances made under the Revolving Facility.

(b)     Loan Documents.  The term “Loan Documents” refers to this Agreement, all documents executed in connection herewith or related hereto, including, without limitation, any letters of credit, any applications for such letters of credit and any other documents executed in connection therewith or related thereto, a commitment letter, guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time).

(c)      Loans or Loan.  The term “Loans” when used collectively, and “Loan” when used individually, refers to the Revolving Facility and the Term Loan.

(d)     Material Adverse Change. The term “Material Adverse Change” shall mean a material adverse change in (a) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of any Borrower, (b) the Collateral, (c) any Borrower’s ability to perform its obligations under the Loan Documents, or (d) the rights and remedies of the Lender hereunder, in each case as determined by the Lender in its discretion.

(e)      Material Adverse Effect. The term “Material Adverse Effect” shall mean a material adverse effect on (a) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of any Borrower, (b) the Collateral, (c) any Borrower’s ability to perform its obligations under the Loan Documents, or (d) the rights and remedies of the Lender hereunder, in each case as determined by the Lender in its discretion.

(f)        Maturity Date.  The term Line of Credit Maturity Date means March 31, 2012.

(g)     Notes or Note.  The term “Notes” when used collectively, and “Note” when used individually, refers to the Revolving Note, and the Term Note.

(h)     Obligations.  The term “Obligations” refers to any and all indebtedness and other obligations under this Agreement, all other obligations under any other Loan Document(s), and all obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between Borrower and Bank or any of its affiliates whenever executed.

(i)         PIDA Loan.  The term “PIDA Loan” means a certain term loan from the Pennsylvania Industrial Development Authority (“PIDA”) to Borrower and secured by the Townsend property.

(j)         Townsend Property.  The term “Townsend Property” means that certain property known as 13200 Townsend Road, Philadelphia PA.

(k)      Certain Other Terms.  All terms that are used but not otherwise defined in this Agreement or any of the other Loan Documents shall have the definitions provided in the Uniform Commercial Code.

2.                 LINE OF CREDIT FACILITY.

(a)             Commitment.  Subject to the terms, conditions and limitations hereof and in reliance upon the representations and warranties set forth herein, the Lender agrees to lend to Borrowers at any time or from time to time on or after the Closing Date and before the Maturity Date, the Advances and issue the Letters of Credit as may be requested or deemed requested by Borrowers, provided that the sum of (i) the aggregate outstanding principal of Advances, plus (ii) the aggregate amount available to be drawn under all Letters of Credit, plus (iii) the aggregate amount of unreimbursed drawings under all standby Letters of Credit shall not at any time exceed Three Million ($3,000,000) Dollars (the “Committed Amount”).

(b)            Advances.  The Lender agrees, subject to the terms and conditions of this Loan Agreement, from time to time, to make Advances or issue Letters of Credit (as hereinafter defined) to Borrowers hereunder on a revolving basis.  The aggregate outstanding amount of such Advances and face amount of such Letters of Credit shall not exceed in the aggregate outstanding at any time the Revolving Credit Committed Amount.

(c)             Letters of Credit.  Upon the request of Borrower, Bank shall issue standby Letters of Credit (the “Revolving Facility”), provided, the aggregate amount available to be drawn under all standby letters of credit (each a “Letter of Credit”) plus the aggregate amount of unreimbursed drawings under all standby Letters of Credit at any one time does not exceed the Committed Amount, and further provided, no standby Letter of Credit shall expire more than 365 days after the date it is issued.  Notwithstanding anything to the contrary contained herein, the aggregate amount available to be drawn under all Letters of Credit plus the aggregate amount of unreimbursed drawings under all Letters of Credit at any one time shall not exceed the Committed Amount.  Bank’s obligation to issue Letters of Credit shall terminate upon occurrence of an Event of Default exists, or in any case, if not sooner terminated, on the Maturity Date.

(d)            Letter of Credit Fees.  Borrower shall pay to Bank, at such times as Bank shall require, Bank’s standard fees in connection with commercial Letters of Credit, as in effect from time to time, and with respect to standby Letters of Credit, an additional fee equal to 2.00% per annum on the face amount of each standby Letter of Credit, payable annually, in advance, for so long as such Letter of Credit is outstanding.

(e)      Limitations.  Each request for the issuance of a Letter of Credit is subject to the following conditions:

(i)                This Agreement and the Loan Documents shall be effective;

(ii)             There has been no Material Adverse Change since the date of this Agreement in Borrower’s business or financial condition or in the value of the Collateral or the priority of Bank’s security interests in the Collateral;

(iii)          No Event of Default shall have occurred and be continuing or shall result from the issuance of the Letter of Credit;

(iv)         Borrower shall have delivered to Bank such invoices, searches (including, without limitation, lien searches relating to the Seller of equipment not selling in the ordinary course of business), documents, certificates and other documentation or information as Bank shall reasonably require;

(v)            The Bank shall have received all documents required by Bank in connection with Letters of Credit, including without limitation, applications therefor, all in form satisfactory to Bank;

(vi)         Each of the conditions set forth in Section 6 have been satisfied;

(vii)      Each Letter of Credit is within and complies with the terms and conditions of this Agreement; and

(ix)   During the term of the Note, Borrower agrees to pay down the aggregate outstanding principal balance of all Advances to a maximum of $0.00 for 60 consecutive days annually.

(f)               Note.  Borrower’s Obligations under Revolving Facility shall be evidenced by a note of even date herewith, as the same is amended and/or modified from time to time (the “Revolving Note”).  The terms of the Revolving Facility not set forth in this Agreement, including but not limited to interest rate and repayment terms, are set forth in the Revolving Note and are incorporated herein by reference.

(g)            Availability Fee.  Borrower shall pay to Bank an availability fee (the “Availability Fee”), equal to 0.375% per annum calculated daily, on the difference between (i) the face amount of the Revolving Note and (ii) the outstanding principal balance of the Revolving Note.  The

Availability Fee will be due and payable in consecutive monthly payments on the first day of the month and continuing on the same day of each month thereafter, with a final payment due and payable on the date that all principal and accrued interest is paid in full.

3.                 TERM LOAN FACILITY.

(a)      Term Loan.  Bank agrees to lend to Borrower an amount equal to $3,056,000 (the “Term Loan”).

(b)     Note.  Borrower’s Obligations under the Term Loan shall be evidenced by a note to be executed at the closing of Term Loan in the form and with such terms as set forth in Exhibit C attached hereto and made part hereof, as the same is amended and/or modified by written agreement of the parties from time to time (the “Term Note”). The terms of the Term Loan not set forth in this Agreement, including but not limited to interest rate and repayment terms, are set forth in the Term Note and are incorporated herein by reference.

(c)             Closing.  Closing on the Term Loan may occur after the execution of this Agreement, but in any case not later than May 11, 2011.

4.                 SECURITY.

(a)      As security for the Line of Credit Facility, Borrower has granted Bank a security interest in the collateral described in that certain Security Agreement of even date herewith, as modified, restated or replaced from time to time (the “Security Agreement”).

(b)     As security for Term Loan, Borrower has granted to Bank a first mortgage on the Townsend Property. The Line of Credit Facility is not secured by the Mortgage.

5.                CONDITIONS PRECEDENT.  Closing of any Loans under this Agreement and the making of the Loans are subject to the following conditions precedent (all documents to be in form and substance satisfactory to Bank and Bank’s counsel):

(a)             Borrower shall deliver and shall cause to be delivered to Bank this Agreement, the Notes, all other Loan Documents and any other document or instrument required by Bank in connection herewith, all properly executed.

(b)            Borrower shall have paid and performed all Obligations to be paid or performed as of such date required under this Agreement or under any other Loan Document.

(c)             At the time of closing of the Term Loan, Bank shall have received a written opinion of the counsel of Borrower acceptable to Bank that includes confirmation of the following:  (i) The accuracy of the representations set forth in this Agreement in the Representations Subparagraphs entitled “Authorization; Non-Contravention”; “Compliance with Laws”, and “Organization and Authority”.  (ii) This Agreement and other Loan Documents have been duly executed and delivered by Borrower, any guarantor and any owner of collateral, and constitute the legal, valid and binding obligations of Borrower, any guarantor and any owner of collateral, enforceable in accordance with their terms.  (iii) No registration with, consent of, approval of, or other action by, any federal, state or other governmental authority or regulatory body is required by law in connection with the execution and delivery of this Agreement and the other Loan Documents, or the extension of credit under this Agreement or the other Loan Documents, or, if so required, such registration has been made, and such consent or approval given or such other appropriate action taken. (iv) The Loan Documents constituting security instruments create a valid security interest in or lien on the collateral described therein.  (v) The interest rate applicable to Letter of Credit reimbursement obligations is not usurious.

(d)            If the closing on a Loan does not occur simultaneously with the execution of this Agreement, Bank shall have received a certification in the form attached hereto as Exhibit D.

(e)             Bank shall have received all other documents, agreements, opinions, appraisals, reports, insurance and certifications in connection herewith as Bank may reasonably require.

6.                 REPRESENTATIONS.  Borrower represents that from the date of this Agreement and until final payment in full of the Obligations:

(a)      Accurate Information.  All information now and hereafter furnished to Bank is and will be true, correct and complete in all material respects.  Any such information relating to Borrower’s financial condition will accurately reflect Borrower’s financial condition as of the date(s) thereof, (including all contingent liabilities of every type), and Borrower further represents that its financial condition has not changed materially or adversely since the date(s) of such documents.

(b)     Authorization; Non-Contravention.  The execution, delivery and performance by Borrower and any guarantor, as applicable, of this Agreement and other Loan Documents to which it is a party are within its power, have been duly authorized as may be required and, if necessary, by making appropriate filings with any governmental agency or unit and are the legal, binding, valid and enforceable obligations of Borrower and any guarantors; and do not (i) contravene, or constitute (with or without the giving of notice or lapse of time or both) a violation of any provision of applicable law, a violation of the organizational documents of Borrower or any guarantor, or a default under any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting Borrower or any guarantor, (ii) result in the creation or imposition of any lien (other than the lien(s) created by the Loan Documents) on any of Borrower’s or any guarantor’s assets, or (iii) give cause for the acceleration of any obligations of Borrower or any guarantor to any other creditor.

(c)      Asset Ownership.  Borrower has good and marketable title to the Townsend Property and the “Collateral” (as defined in the Security Agreement), and the Townsend Property and Collateral are free and clear of mortgages, security deeds, pledges, liens, charges, and all other encumbrances, except for the liens listed on Exhibit A or as otherwise disclosed to Bank by Borrower in writing and approved by Bank (“Permitted Liens”).  To Borrower’s knowledge, no default has occurred under any Permitted Liens and no claims or interests adverse to Borrower’s present rights in its properties and assets have arisen.

(d)     Discharge of Liens and Taxes.  Borrower has duly filed, paid and/or discharged all taxes or other claims, to the extent due and payable, that may become a lien on any of its property or assets, except to the extent that such items are being appropriately contested in good faith and an adequate reserve for the payment thereof is being maintained.

(e)      Sufficiency of Capital.  Borrower is not, and after consummation of this Agreement and after giving effect to all indebtedness incurred and liens created by Borrower in connection with this Agreement and any other Loan Documents, will not be, insolvent within the meaning of 11 U.S.C. § 101, as in effect from time to time.

(f)        Compliance with Laws.  Borrower and any subsidiary and affiliate of Borrower and any guarantor are in compliance in all material respects with all federal, state and local laws, rules and regulations applicable to its properties, operations, business, and finances, including, without limitation, all applicable federal, state and local laws and regulations intended to protect the environment; and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if applicable. None of Borrower, or any subsidiary or affiliate of Borrower or any guarantor is a Sanctioned Person or has any of its assets in a Sanctioned Country or does business in or with, or derives any of its operating income from investments in or transactions with, Sanctioned Persons or Sanctioned Countries in violation of economic sanctions administered by OFAC.  The proceeds from the Loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country. “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control. “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/index.shtml, or as otherwise published from time to time.  “Sanctioned Person” means (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC.

(g)     Organization and Authority.  Each corporation, partnership or limited liability company Borrower and/or guarantor, as applicable, is duly created, validly existing and in good standing under the laws of the state of its organization, and has all powers, governmental licenses, authorizations, consents and approvals required to operate its business as now conducted.  Each corporation, partnership or limited liability company Borrower and/or guarantor, as applicable, is duly qualified, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers, and in which the failure to so qualify or be licensed, as the case may be, in the aggregate, could have a material adverse effect on the business, financial position, results of operations, properties or prospects of Borrower or any such guarantor.

(h)     No Litigation.  There are no pending or threatened suits, claims or demands against Borrower or any guarantor where the claim or controversy amount is in excess of $1,000,000.00 that have not been disclosed to Bank by Borrower in writing, and approved by Bank.

(i)                Indemnity. Borrower will indemnify Bank and its affiliates from and against any losses, liabilities, claims, damages, penalties or fines imposed upon, asserted or assessed against or incurred by Bank arising out of the inaccuracy or breach of any of the representations contained in this Agreement or any other Loan Documents.

(j)                Real Property Collateral.  Except as disclosed by Borrower to Bank in writing prior to the date hereof, with respect to any real property collateral required hereby:

(i)             All taxes, governmental assessments, insurance premiums, and water, sewer and municipal charges, and rents (if any) which previously became due and owing in respect thereof have been paid as of the date hereof.

(ii)          There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such lien) which affect all or any interest in any such real property and which are or may be prior to or equal to the lien thereon in favor of Bank.

(iii)       None of the improvements which were included for purpose of determining the appraised value of any such real property lies outside of the boundaries and/or building restriction lines thereof, and no improvements on adjoining properties materially encroach upon any such real property.

(iv)      There is no pending, or to the best of Borrower’s knowledge threatened, proceeding for the total or partial condemnation of all or any portion of any such real property, and all such real property is in good repair and free and clear of any damage that would materially and adversely affect the value thereof as security and/or the intended use thereof.

7.                 AFFIRMATIVE COVENANTS.  Borrower agrees that from the date hereof and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, Borrower will:

(a)      Access to Books and Records.  Allow Bank, or its agents, during normal business hours, access to the books, records and such other documents of Borrower as Bank shall reasonably require, and allow Bank, at Borrower’s expense, to inspect, audit and examine the same and to make extracts therefrom and to make copies thereof.

(b)     Accounts Payable Aging.  Deliver to Bank, from time to time hereafter but not less than quarterly within 30 days of the end of each such period, a detailed payables report including aging of payables by total, vendor names and addresses, a reconciliation statement, and the original date of each invoice.

(c)      Accounts Receivable Aging.  Deliver to Bank, from time to time hereafter but not less than quarterly within 30 days of the end of each such period, a detailed receivables report including totals, customer names and addresses, a reconciliation statement, and the original date of each invoice.

(d)     Business Continuity.  Conduct its business in substantially the same manner and locations as such business is now and has previously been conducted.

(e)      Omitted.

(f)        Compliance with Other Agreements.  Comply with all terms and conditions contained in this Agreement, and any other Loan Documents, and swap agreements, if applicable, as defined in 11 U.S.C. § 101, as in effect from time to time.

(g)     Estoppel Certificates.  Furnish, within 15 days after request by Bank, a written statement duly acknowledged of the amount due under the Loan and whether offsets or defenses exist against the Obligations.

(h)     Insurance.  Maintain adequate insurance coverage with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of established reputation engaged in the same or similar businesses including, without limitation, commercial general liability insurance, workers compensation insurance, and business interruption insurance; all acquired in such amounts and from such companies as Bank may reasonably require.

(i)         Maintain Properties.  Maintain, preserve and keep its property in good repair, working order and condition, making all replacements, additions and improvements thereto necessary for the proper conduct of its business, unless prohibited by the Loan Documents.

(j)         Non-Default Certificate From Borrower.  Deliver to Bank, with the Financial Statements required below, a certificate signed by Borrower, in the form attached hereto as Exhibit B, if Borrower is an individual, or by a principal financial officer of Borrower warranting that no “Default” as specified in the Loan Documents nor any event which, upon the giving of notice or lapse of time or both, would constitute such a Default, has occurred.

(k)      Notice of Default and Other Notices.  (A) Notice of Default.  Furnish to Bank immediately upon becoming aware of the existence of any condition or event which constitutes an Event of Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, may become an Event of Default, written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto.  (B) Other Notices.  Promptly notify Bank in writing of (i) any Material Adverse Change in its financial condition or its business; (ii) any default under any material agreement, contract or other instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any indebtedness owing by Borrower; (iii) the commencement of, and any adverse determination in, any litigation with any third party or any proceeding before any governmental agency or unit affecting Borrower; and (v) at least 30 days prior thereto, any change in Borrower’s name or address as shown above, and/or any change in Borrower’s form of entity or structure.

(l)         Other Financial Information.  Deliver promptly such other information regarding the operation, business affairs, and financial condition of Borrower which Bank may reasonably request.

(m)   Payment of Debts.  Pay and discharge when due, and before subject to penalty or further charge, and otherwise satisfy before maturity or delinquency, all obligations, debts, taxes, and liabilities of whatever nature or amount, except those which Borrower in good faith disputes.

(n)     Reports and Proxies.  Deliver to Bank, promptly, a copy of all financial statements, reports, notices, and proxy statements, sent by Borrower to stockholders, and all regular or periodic financial reports required to be filed by Borrower with any governmental agency or authority.

(o)     PIDA Loan.  Borrower shall comply with all requirements and obligations relating to the PIDA Loan.

8.                 NEGATIVE COVENANTS.  Borrower agrees that from the date hereof and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, Borrower will not:

(a)      Change in Fiscal Year.  Change its fiscal year.

(b)     Change of Control.  Make or suffer a change of ownership that will permit a single person or entity to own more than a 50% interest in LCI, Holdings or Cody.

(c)      Encumbrances.  Create, assume, or permit to exist any mortgage, security deed, deed of trust, pledge, lien, charge or other encumbrance on the Townsend Property or the “Collateral” (as defined in the Security Agreement), other than: (i) security interests required by the Loan Documents; (ii) liens for taxes contested in good faith; (iii) Permitted Liens, (iv) capitalized lease obligations and purchase money liens on and security interests in equipment in the ordinary course of business, (v) mechanics’, materialmen’s, warehousemen’s, carriers’ or other like liens arising in the ordinary course of business of the Borrower or any subsidiary, if any, arising with respect to obligations which are not overdue for a period longer than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of the Borrower or a subsidiary, (vi) pledges or deposits in connection with workers’ compensation, unemployment insurance, or other forms of governmental insurance or benefits or deposits or pledges to secure the performance of bids, tenders, contracts, leases, public or statutory obligations, surety or appeal bonds or other deposits or pledges for purposes of a like general nature or given in the ordinary course of a business by the Borrower or any subsidiary, or (vii) other encumbrances consisting of zoning restrictions, easements, rights-of-way, restrictions on the use of real property or minor irregularities in the title thereto, which do not arise in connection with the borrowing of, or any obligation for the payment of, money and which in the aggregate, do not materially detract from the value of the business, properties or assets of the Borrower.

(d)     Guarantees.  Guarantee or otherwise become responsible for obligations of any other person or persons, other than the endorsement of checks and drafts for collection in the ordinary course of business.

(e)      Investments.  Use any Advances under the Line of Credit Facility to purchase any stock, securities, or evidence of indebtedness of any other person or entity except investments in direct obligations of the United States Government and certificates of deposit of United States commercial banks having a tier 1 capital ratio of not less than 6% and then in an amount not exceeding 10% of the issuing Bank’s unimpaired capital and surplus.

(f)        Cross Default.  Default in payment or performance of any obligation to Bank or its affiliates under any other loans, contracts or agreements of Borrower, any Subsidiary or Affiliate of Borrower, any general partner of or the holder(s) of the majority ownership interests of Borrower (“Affiliate” shall have the meaning as defined in 11 U.S.C. § 101, as in effect from time to time, except that the term “Borrower” shall be substituted for the term “Debtor” therein; “Subsidiary” shall mean any business in which Borrower holds, directly or indirectly, a controlling interest).

(g)     Omitted.

(h)     Government Intervention.  Permit the assertion or making of any seizure, vesting or intervention by or under authority of any governmental entity, as a result of which the management of Borrower or any guarantor is displaced of its authority in the conduct of its respective business or such business is materially curtailed or materially impaired, and the same is not withdrawn, released or rescinded within thirty (30) days after it becomes effective.

(i)         Judgment Entered.  Permit the entry of any monetary judgment or the assessment against, the filing of any tax lien against, or the issuance of any writ of garnishment or attachment against any property of or debts due Borrower in excess of One Hundred Thousand Dollars ($100,000) or more to remain unsatisfied for a period in excess of fifteen (15) days.

(j)         Prepayment of Other Debt.  Use any Advances under the Line of Credit Facility to retire any long-term debt entered into prior to the date of this Agreement at a date in advance of its legal obligation to do so.

(k)      Retire or Repurchase Capital Stock.  Use any Advances under the Line of Credit Facility to retire or otherwise acquire any of its capital stock.

(l)         Additional Indebtedness.  Incur any additional indebtedness secured by the Townsend Property and the Collateral (as defined in the Security Agreement),, except for the indebtedness secured by the Permitted Liens or trade payables incurred in the ordinary course of business.

9.                 FINANCIAL REPORTING.

(a)      Annual Financial Statements.  Borrower shall deliver to Bank, within 90 days after the close of each fiscal year, audited financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules and in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year.  If audited statements are required, all such statements shall be examined by an independent certified public accountant acceptable to Bank.  The opinion of such independent certified public accountant shall not be acceptable to Bank if qualified due to any limitations in scope imposed by Borrower or any other person or entity. Any other qualification of the opinion by the accountant shall render the acceptability of the financial statements subject to Bank’s approval.

(b)     Periodic Financial Statements.  Borrower shall deliver to Bank, within 45 days after the end of each fiscal quarter, unaudited management-prepared quarterly financial statements including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules; all in reasonable detail and prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year.  Such statements shall be certified as to their correctness by a principal financial officer of Borrower and in each case, if audited statements are required, subject to audit and year-end adjustments.

(c)      Tax Returns.  Borrower shall deliver to Bank, within 30 days of filing, complete copies of all federal and state tax returns for all entities reported on Borrower’s tax returns or related entities, as applicable, together with all schedules thereto, each of which shall be signed and certified by Borrower to be true and complete copies of such returns.  In the event an extension is filed, Borrower shall deliver a copy of the extension within 30 days of filing.

(d)     Annual Budget.  Borrower shall deliver to Bank, no later than 60 days after the close of each fiscal year, Borrower’s annual budget projections of revenues and expenses for the next fiscal year.

10.           FINANCIAL COVENANTS.  Prior to the termination of Borrower’s Obligations hereunder, the Borrower shall comply with the following financial covenants at all times, to be reviewed by the Bank periodically as set forth below:

(a)             Debt Service Coverage Ratio.  Borrower shall maintain a Debt Service Coverage Ratio of not less than 2.50 to 1.00, to be measured quarterly on a rolling four quarter basis.

(b)            Leverage Ratio.  Borrower shall maintain a Leverage Ratio of not more than 1.00 to 1.00, to be measured quarterly.

(c)             Definitions. The following definitions are applicable to this Section:

Capitalized Lease means a lease under which the obligations of the lessee would, in accordance with generally accepted accounting principles, be included in determining total liabilities as shown on the liability side of a balance sheet.

Debt Service Coverage means the ratio of (i) EBITDA less cash taxes paid to (ii) the sum of (a) interest expense plus (b) scheduled current maturities of long term debt (excluding the refinancing of balloon payments under existing debt and the $4,500,000 PIDC Loan due January 1, 2011) and capitalized leases paid.

EBITDA means, for any applicable period, without duplication, the sum of  (i) Net Income, plus (ii) Interest Expense, plus (iii) the aggregate amount of depreciation and amortization, plus (iv) accrued income taxes to the extent deducted in calculating Net Income, plus (v) non-cash stock compensation expense.

Interest Expenses means, for any period, without duplication, the following: interest expenses deducted in the determination of Net Income (excluding (i) the amortization of fees and costs with respect to the transactions contemplated hereunder which have been capitalized as transaction costs and (ii) interest paid in kind).

Leverage Ratio means the ratio of Total Liabilities to (i) Tangible Net Worth plus (ii) debt fully subordinated to Lender on terms and conditions acceptable to Lender.

Net Income means, for any applicable period of computation, the net income (or net deficit) of Borrower for any period, after deduction of all expenses, taxes and other proper charges, all as determined in accordance with GAAP.

Tangible Net Worth means total assets (excluding all intangible assets, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names) minus Total Liabilities.

Total Liabilities means all liabilities, including Capitalized Leases and reserves for deferred taxes, debt fully subordinated to Lender on terms and conditions acceptable to Lender, and other deferred sums appearing on the liabilities side of a balance sheet and all obligations as lessee under off-balance sheet synthetic leases.

11.                                 EVENTS OF DEFAULT.  The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Agreement:

a.               Borrower fails to pay when due and payable any portion of the Obligations (whether principal, interest, fees and charges due Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations) and such failure continues for fifteen (15) days;

b.              Borrower fails or neglects to perform, keep or observe any term, provision, condition, representation, warranty, covenant or agreement contained in this Agreement, in any of the other Loan Documents or in any other present or future agreement between Borrower and Lender and, if such failure is amenable to cure, it is not cured within twenty (20) days after the earlier of (i) notice of such failure has been given to the Borrower by the Lender or (ii) notice of such failure should have been given to the Lender by the Borrower under Section 5.1; provided that, if the failure to perform is of such a nature that it can be cured, as determined by the Lender, but not within the aforesaid twenty (20) day period, such longer period as it is required to cure such default, but, in any case, not to exceed sixty (60) days from the commencement of the cure period, so long as Borrower initiates corrective action within such twenty (20) day period and diligently pursues such action to a conclusion reasonably satisfactory to the Lender;

c.               Any misstatement or misrepresentation now or hereafter exists in a material respect in any warranty, representation, statement or report made to Lender by Borrower in the Loan Documents, or if any such warranty or representation is withdrawn by Borrower;

d.              There is a Material Adverse Change in Borrower’s business or financial condition which is unacceptable to the Lender (in a reasonable and good faith exercise of its discretion);

e.               Any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any judicial officer;

f.                 An Insolvency Proceeding is commenced by Borrower;

g.              An Insolvency Proceeding is commenced against Borrower and is not dismissed within sixty (60) days after filing thereof;

h.              A notice of lien, levy or assessment is filed of record with respect to any of Borrower’s assets by the United States government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower’s assets and the same is not paid within thirty (30) days after the same becomes due and payable,

i.                  Borrower (i) fails to pay any obligation owing by the Borrower to the Lender when due (whether such obligation has become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise) and such failure continues after any applicable grace period specified in any agreement or instrument relating to such obligation, or (ii) fails to perform any term, covenant or agreement on its part to be performed under any agreement or instrument relating to such obligation between Borrower and Lender, when required to be performed and such failure continues after any applicable grace period specified in such agreement or instrument, if the effect of such failure to perform is to accelerate, or to permit the acceleration of such obligation.

j.                  A default of the Borrower under the Swap Agreement or any Swap Obligations.

During any cure or grace period set forth in this Section 11, the Lender shall refrain from the exercise of any remedies provided it upon default in Section 12.1; provided, however, that the Lender may, during such period: (i) exercise its right to set off against assets or accounts of the Borrower in its possession or control; and (ii) take all actions with respect to the Collateral necessary for the protection of the Collateral and its interest therein against third parties, including, if required, the exercise of the remedies under the provisions of Section 12.1.

12.           LENDER’S RIGHTS AND REMEDIES

12.1                           Rights and Remedies. Upon the occurrence of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)                                  Declare all Obligations, whether evidenced by this Agreement, a Note or any of the other Loan Documents or otherwise, immediately due and payable in full;

(b)                                Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, any of the other Loan Documents or any other agreement between Borrower and Lender;

(c)                                 Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting Lender’s rights and security interest in the Collateral and without affecting the Obligations;

(d)                                 Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Lender so requires and to deliver or make the Collateral available to Lender at a place designated by Lender.  Borrower authorizes Lender to enter any premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien that in Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)                                  Without notice to Borrower (such notice being expressly waived) and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender (including any amounts received in a lockbox or blocked account), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

(f)                                    Hold, as cash collateral, any and all balances and deposits of Borrower held by Lender (including any amounts received in a lockbox or blocked account) to secure the Obligations;

(g)                                 Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell (in the manner provided for herein) the Collateral. Lender is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral. Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;

(h)                                 Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

(i)                                    Lender shall give notice of the disposition of the Collateral as follows:

(1)                                  Lender shall give the Borrower and each holder of a security interest in the Collateral who has filed with Lender a written request for notice, a notice in writing of the time and place of public sale or, if the sale is a private sale or some other disposition other than a public sale is to be made, then the time on or after which the private sale or other disposition is to be made;

(2)                                  The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least five (5) calendar days before the date fixed for the sale, or at least five (5) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Lender;

(l)                                     Lender may credit bid and purchase at any public sale;

(m)                               Any deficiency that exists after disposition of the Collateral as provided above shall be paid immediately by Borrower. Any excess will be remitted without interest by Lender to the party or parties legally entitled to such excess; and

(n)                                 In addition to the foregoing, Lender shall have all rights and remedies provided by law and any rights and remedies contained in any other Loan Documents. All such rights and remedies shall be cumulative.

12.2                           No Waiver. No delay on the part of Lender in exercising any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege under this Agreement or otherwise, preclude other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.

13.           MISCELLANEOUS PROVISIONS.

(a)      Assignment.  This Agreement and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns.  Bank’s interests in and rights under this Agreement and the other Loan Documents are freely assignable, in whole or in part, by Bank.  Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank’s prior written consent is null and void.  Any assignment shall not release Borrower from the Obligations.

(b)     Organization; Powers.  Borrower represents that Borrower (i) is (a) an adult individual and is sui juris, or (b) a corporation, general partnership, limited partnership, limited liability company or other legal entity, duly organized, validly existing and in good standing under the laws of its state of organization, and is authorized to do business in each other jurisdiction wherein its ownership of property or conduct of business legally requires such organization (ii) has the power and authority to own its properties and assets and to carry on its business as now being conducted and as now contemplated; and (iii) has the power and authority to execute, deliver and perform, and by all necessary action has authorized the execution, delivery and performance of, all of its obligations under this Loan Agreement and any other Loan Document to which it is a party.

(c)      Applicable Law; Conflict Between Documents.  This Agreement and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and interpreted in accordance with federal law and, except as preempted by federal law, the laws of the state named in Bank’s address on the first page hereof without regard to that state’s conflict of laws principles.  If the terms of this Agreement should conflict with the terms of any commitment letter, the terms of this Agreement shall control.

(d)     Borrower’s Accounts.  Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower’s deposit accounts and investment property with Bank and any of its affiliates.

(e)      Jurisdiction.  Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state named in the Bank’s address on the first page hereof.

(f)        Limitation on Liability.  In no event shall either Borrower or Bank be liable to the other for indirect, special, or consequential damages which may arise out of or are in any way connected with this Agreement or the Obligations.

(g)     Severability.  If any provision of this Agreement or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or other such document.

(h)     Payments.  If paying by mail, all payments shall be mailed to Commercial Loan Services, P. O. Box 740502, Atlanta, GA  30374-0502.

(i)         Notices.  Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower’s address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Wells Fargo Bank, N.A., Mail Code VA7628 / R4057-01Z, P. O. Box 13327, Roanoke, VA  24040 or Wells Fargo Bank, N.A.,

Mail Code VA7628 / R4057-01Z, 7711 Plantation Road, Roanoke, VA 24019 or such other address as Bank may specify in writing from time to time.  Notices to Bank must include the mail code.  In the event that Borrower changes Borrower’s address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid.

(j)         Plural; Captions.  All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual, person or entity.  The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents.

(k)      Posting of Payments.  All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day.

(l)         Joint and Several Obligations.  If there is more than one Borrower, each is jointly and severally obligated.  Fees and Taxes.  Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.

(m)   LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES.   EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.

(n)     Telephone Communication Monitoring.  Borrower agrees that Borrower’s telephone communications with Bank may be monitored and/or recorded to improve customer service and security.

(o)            Final Agreement.  This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent agreements of the parties.  There are no unwritten agreements between the parties.

14.           WAIVER OF JURY TRIAL.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO.  THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ACCEPT THIS AGREEMENT.  EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.

15.           EFFECT OF AGREEMENT ON CODY.  Cody is a subsidiary of LCI. Cody has executed this Agreement as a party and hereby covenants and agrees that upon the issuance of a financial statement of LCI which shows that the valuation of Cody constitutes more than 10% of shareholders’ equity, whereupon Cody shall automatically be a party to this Agreement and obligated under the Notes (the “Cody Effective Date”).

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IN WITNESS WHEREOF, Borrower and Bank, on the day and year first written above, have caused this Agreement to be duly executed under seal.

Lannett Company, Inc.

By:	/s/ Keith R. Ruck

Name: Keith R. Ruck
Title: Vice President of Finance and Chief Financial Officer

Lannett Holdings, Inc.

By:	/s/ Keith R. Ruck

Name: Keith R. Ruck
Title: Officer

Cody Laboratories, Inc.

By:	/s/ Richard Asherman

Name: Richard Asherman
Title: Chief Executive Officer

Wells Fargo Bank, N.A.

By:	/s/ Stephen T. Dorosh
Stephen T. Dorosh, Vice President